UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd. Lehi, UT		84043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 404-4129

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VSLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2020 (the “Closing Date”), Vivint Solar, Inc.’s (“Vivint Solar”) wholly-owned subsidiary, Vivint Solar Financing VII, LLC (“Vivint Solar Financing VII”) completed an issuance of Solar Asset Backed Notes (the “Transaction”).

Vivint Solar Financing VII issued an aggregate principal amount of $217,000,000 of Solar Asset Backed Notes, Series 2020-1, Class A (the “2020-1 Class A Notes”) and an aggregate principal amount of $29,500,000 of Solar Asset Backed Notes, Series 2020-1, Class B (the “2020-1 Class B Notes” and together with the 2020-1 Class A Notes, the “2020-1 Notes”).  The 2020-1 Class A Notes bear interest at a rate of 2.21% and have an anticipated repayment date of January 30, 2029.  The 2020-1 Class B Notes bear interest at a rate of 3.22% and have an anticipated repayment date of January 30, 2029.

The 2020-1 Notes may only be acquired by persons who are either (i) qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) not U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) in offshore transactions in reliance on Regulation S.  The 2020-1 Class A Notes have been rated A- (sf) and the 2020-1 Class B Notes have been rated BBB (sf), in each case by Kroll Bond Rating Agency, Inc.

The Collateral

The 2020-1 Notes were issued by Vivint Solar Financing VII pursuant to an Indenture (the “2020-1 Indenture”), dated as of the Closing Date, between Vivint Solar Financing VII and Wells Fargo Bank, National Association (“Wells Fargo”), as indenture trustee.

The 2020-1 Notes are secured by, and payable solely from the cash flow generated by, the membership interests that will be owned by Vivint Solar Financing VII in certain indirectly owned subsidiaries of Vivint Solar, each of which subsidiaries is the managing member of a project company that is jointly owned with a third-party investor and each of which project companies owns a pool of photovoltaic systems and related leases and power purchase agreements and ancillary rights and agreements that were originated by a wholly owned subsidiary of Vivint Solar.

Vivint Solar Provider, LLC (“Vivint Solar Provider”) will act as transaction manager pursuant to the terms of a Transaction Management Agreement with Vivint Solar Financing VII.  Vivint Solar Provider will be required to provide all administrative, collection and other management services for Vivint Solar Financing VII in respect of the managing membership interests that each owns in an applicable project company, and the interests, rights and obligations thereof.

Events of Default and Amortization Events

The 2020-1 Indenture contains events of default that generally are customary in nature for solar securitizations of this type, including (a) the non-payment of interest or principal, (b) material violations of covenants, (c) material breaches of representations and warranties and (d) certain bankruptcy events. The 2020-1 Notes are also subject to amortization events that generally are customary in nature for solar securitizations of this type, including (i) a debt service coverage ratio falling below certain levels, (ii) the failure to maintain insurance, and (iii) the failure to repay the notes in full prior to the anticipated repayment date for such class of notes.  The occurrence of an amortization event or an event of default could result in the more rapid amortization of the 2020-1 Notes and the occurrence of an event of default could, in certain instances, result in the liquidation of the collateral securing the 2020-1 Notes.

Use of Proceeds

Vivint Solar intends to use the proceeds from the sale of the notes for general corporate purposes, including repayment, in part, of the borrowings under the Credit Agreement, dated as of August 6, 2019, by and among Vivint Solar Financing VI, LLC, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Keybank National Association, Silicon Valley Bank and Citibank, N.A.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Transactions described under Item 1.01 above is hereby incorporated by reference under this Item 2.03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

Date: October 6, 2020	By:	/s/ Dana Russell
Dana Russell
Chief Financial Officer, Executive Vice President, and Assistant Secretary